Exhibit 99.2



                       [LETTERHEAD OF STOLT OFFSHORE S.A.]



April 15, 2002

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549


Ladies and Gentlemen:

         Arthur Andersen, Glasgow, UK has represented to Stolt Offshore S.A. that its November 30, 2001 audit was subject to the firm's quality control system for the U.S. accounting and auditing practice to provide reasonable assurance that the engagement was conducted in compliance with professional standards and that there was appropriate continuity of Arthur Andersen, Glasgow, UK personnel working on the audit, availability of U.S. national office consultation and availability of personnel at foreign affiliates of Arthur Andersen to conduct the relevant portions of the audit.


         Barbier Frinault & Associes, Paris, France has represented to Stolt Offshore S.A. that its audit of the December 31, 2001 financial statements of Mar Profundo Girassol was subject to the firm's quality control system for the U.S. accounting and auditing practice to provide reasonable assurance that the engagement was conducted in compliance with professional standards and that there was appropriate continuity of Barbier Frinault & Associes, Paris, France personnel working on the audit and availability of U.S. national office consultation. Availability of personnel of foreign affiliates of Barbier Frinault & Associes is not relevant to this audit.




Very truly yours,

/s/ Bernard Vossier
    Chief Executive Officer